Exhibit 99.1

AFC ENTERPRISES NAMES BOWER PRESIDENT - U.S. OF POPEYES®

ATLANTA – March 5, 2012 – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today announced that U.S. Chief Operating Officer Ralph W. Bower has been named President - U.S. of Popeyes® Louisiana Kitchen, the world’s second-largest chicken chain based on number of units.

In his new role, Mr. Bower, age 49, will be responsible for leading day-to-day U.S. operations for Popeyes restaurants. He will lead the Popeyes U.S. team in delivering strategic initiatives, ramping up quality unit growth, nurturing franchise relationships, and mining strategic insights to drive business decision making.

In making the announcement, CEO Cheryl A. Bachelder said, “Ralph is ideally suited to lead our U.S. Popeyes system. He has done an outstanding job as our U.S. Chief Operating Officer and I am confident that he will bring the same enthusiasm and innovative thinking to his new role as President – U.S. He brings a wealth of strategic and operational experience, a broad skill set and a truly impressive track record of accomplishment. We are very excited to welcome him to his new expanded role and we look forward to the contributions he will make to our future success.”

John Cranor, Chairman of AFC Enterprises Board, said, “Ralph is an excellent example of the quality leadership at Popeyes. He will bring these strong leadership qualities, strategic thinking and operational excellence to his new role. The Board is confident that Cheryl Bachelder, Ralph Bower and the entire senior management team will continue to work together to drive Popeyes global business success.”

Cheryl Bachelder will remain as CEO of AFC Enterprises, Inc. and Popeyes Louisiana Kitchen focusing on leading the company’s strategic planning to ensure competitive advantage for the long term; building deep leadership capability throughout the company; instilling Popeyes culture; and working as an industry leader to represent the interests of Popeyes’ franchise owners and investors.

Mr. Bower became chief operations officer of Popeyes® Louisiana Kitchen in February 2008.

From 2006 to 2008, Mr. Bower was the KFC operations leader responsible for more than 1300 KFC franchised restaurants in the western United States. Prior to this position, he led KFC company operations in Pennsylvania, New Jersey and Delaware.

- more -

From 2002 to 2003, Mr. Bower directed the guest satisfaction function for KFC. Before joining KFC, Mr. Bower was employed by Western Ohio Pizza, a franchisee of Domino’s Pizza, overseeing operations in Dayton, OH, and Indianapolis, IN.

Mr. Bower began his restaurant career with the second largest Domino’s franchise organization, Team Washington, where he was a regional director. In each of these roles he demonstrated exceptional leadership and performance results in the restaurant industry.

Prior to his restaurant experience, Mr. Bower served as an officer in the United States Navy.

Mr. Bower holds a Bachelor of Science degree from the United States Naval Academy and a Masters of Business Administration from Emory University.

About Popeyes® Louisiana Kitchen

Founded in 1972 in New Orleans, Popeyes is a leader in the New Orleans segment of the foodservice industry and is the world’s second largest quick-service chicken concept based on the number of units. As of December 25, 2011, Popeyes had 2,034 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 26 foreign countries. For more information, visit the Popeyes Louisiana Kitchen Web site at www.popeyes.com.

About AFC Enterprises, Inc.

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 25, 2011, Popeyes had 2,034 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 26 foreign countries. AFC’s primary objective is to deliver superior sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.

AFC Contact Information

Media inquiries:

Alicia Thompson, Vice President, Communications & Public Relations

(404) 459-4572 or popeyescommunication@popeyes.com

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

- End -